UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 12, 2013

BLYTH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13026 (Commission File Number)	36-2984916 (IRS Employer Identification No.)

One East Weaver Street, Greenwich, Connecticut 06831
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code (203) 661-1926

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On March 12, 2013, Blyth, Inc. (the “Company”) and Robert B. Goergen, the Chairman and Chief Executive Officer of the Company, entered into an Amended and Restated Employment Agreement (the “Amended and Restated Employment Agreement”). The Amended and Restated Employment Agreement amends and restates the Employment Agreement dated as of December 11, 2008 between the Company and Mr. Goergen.

Pursuant to the Amended and Restated Employment Agreement, Mr. Goergen has agreed to serve as Chairman of the Board and Chief Executive Officer of the Company and be responsible for the general management of the company through December 31, 2013, and each calendar year thereafter (the “Initial Term”). However, we and Mr. Goergen have agreed that, commencing as of October 1, 2013, we or he may terminate the Initial Term upon 90 days' notice. Mr. Goergen has also agreed to serve as the non-executive Chairman of the Board and to devote approximately one-half of his business time and attention to our business during the calendar years following the termination of the Initial Term (the “Remaining Employment Period”). Again, however, we and Mr. Goergen have agreed that, commencing as of October 1, 2013, we or he may terminate the Remaining Employment Period upon 90 days' notice. In addition, the Initial Term and the Remaining Employment Period will terminate automatically upon Mr. Goergen's death, retirement, resignation, termination due to disability or a termination by us with or without cause.
During the Initial Term, Mr. Goergen will receive a base salary of at least $600,000 per year, and he is eligible to receive a target bonus of 100% of his base salary based on the achievement of certain performance goals. His bonus is subject to adjustment upward or downward if those performance goals are exceeded or are not met. Following the Initial Term, Mr. Goergen will receive a base salary equal to 50% of his base salary as in effect on the last day of the Initial Term. Mr. Goergen's base salary will be reviewed annually by our board for potential increases. In addition, we have agreed to pay Mr. Goergen during his lifetime a supplemental pension benefit in the amount of $500,000 per annum, the payment of which has been funded by a single life annuity insurance policy that we purchased in 2001.
We have also agreed to make certain payments and provide certain benefits to Mr. Goergen and/or his spouse following the termination of his employment. In the case of a termination of Mr. Goergen's employment by us without cause or by reason of Mr. Goergen's retirement, those payments and benefits will include: payment of a pro rata portion of the annual incentive payment, if any, due for the year in which Mr. Goergen's employment is terminated; lifetime health, dental and other welfare benefits for Mr. Goergen; health and dental benefits for Mr. Goergen's spouse during her lifetime; lifetime use by Mr. Goergen of a car and driver; and lifetime use by Mr. Goergen of the

Company's aircraft, up to 50 hours per year, subject to certain reimbursement requirements. We are not required to provide these benefits following a termination of Mr. Goergen's employment if he competes with us. In the case of a termination of Mr. Goergen's employment by reason of his death, we will be obligated to continue to pay to his estate his base salary (as adjusted) for up to three years following the end of the year in which his death occurred and the entire annual incentive payment, if any, due for the year in which his death occurred and to provide health and dental benefits to Mr. Goergen's spouse during her lifetime.
The foregoing description of the Amended and Restated Employment Agreement is not complete and is qualified in its entirety by reference to the Amended and Restated Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

10.1	Amended and Restated Employment Agreement dated March 12, 2013 between Blyth, Inc. and Robert B. Goergen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLYTH, INC.

Date: March 14, 2013	By: /s/ Michael S. Novins
Name: Michael S. Novins Title: Vice President & General Counsel